Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of September 15, 2010 (the “Effective Date”), between inVentiv Health, Inc. (the “Company”) and Joseph Massaro (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth herein, the Company and Executive agree as follows:

1. Employment. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, in the capacity and upon the terms and conditions hereinafter set forth.

2. Duties. The Executive shall serve as the Company’s Chief Financial Officer and shall perform such duties, functions and responsibilities as are associated with and incident to that position and as the Company may, from time to time, require of him. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or disability, the Executive shall devote all of the Executive’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive’s duties may require, to the duties of the Executive’s employment. The principal place of employment of the Executive shall be at the Company’s offices in Somerset, New Jersey and/or such other location as shall be necessary for the Executive to discharge the Executive’s duties hereunder. The Executive acknowledges that in the course of employment the Executive may be required, from time to time, to travel on behalf of the Company.

3. Compensation and Benefits. As full and complete compensation for the Executive’s execution and delivery of this Agreement and performance of any services hereunder, the Company shall pay, grant or provide the Executive, and the Executive agrees to accept, the following compensation and benefits:

a. Base Salary. The Company shall pay the Executive a base salary at an annual rate of $360,000 payable in accordance with the Company’s customary payroll practices as they may be adopted or modified from time to time. On an annual basis or at such other times as the board of directors of inVentiv Group Holdings, Inc. (the “Board”) may determine, the Board may review the Executive’s performance and determine whether, in its sole discretion, the Company will increase (but not decrease) the Executive’s base salary. At no time during the pendency of this agreement shall the Company, without the written consent of the Executive, decrease the Executive’s base salary.

b. Fringe Benefits. The Company shall afford the Executive the opportunity to participate in any health care, dental, disability insurance, retirement, savings and any other employee benefits plans, policies or arrangements which the Company maintains for its employees generally in accordance with the written terms of such plans, policies or arrangements. Nothing in this Agreement shall require the Company or its affiliates to establish, maintain or continue any benefit plans, policies or arrangements or restrict the right of the Company or any of its affiliates to amend, modify or terminate any such benefit plan, policy or arrangement.

c. Bonus. The Executive shall be eligible for a bonus in each calendar year, based on the Executive’s success in reaching or exceeding performance objectives as determined by the Company’s Chief Executive Officer or his/her designee, the amount of such bonus, if any, to be determined in the discretion of the Company, and subject to the Executive remaining employed by the Company through the bonus payout date. Such bonus payout will be paid at the same time bonuses are paid to executive officers generally (the “Bonus Payment Date”). The bonus range shall be from zero percent (0%) to one-hundred-and-fifty percent (150%) (seventy-five percent (75%) target), with the amount of such bonus, if any, that is awarded remaining subject to the discretion of the Company.

d. Equity Incentive Grant Arrangements. All options or other equity-based awards granted to the Executive under the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) shall vest in accordance with the vesting provisions set forth in the 2010 Plan and the award agreement evidencing the Executive’s grant.

e. Business Expenses. The Executive shall be entitled to reimbursement or payment of reasonable business expenses in accordance with the Company’s policies, as the same may be amended from time to time in the Company’s sole discretion, following the Executive’s submission of appropriate receipts, bills and/or expense reports to the Company in accordance with such policies. Any amount that the Executive is entitled to have reimbursed or to have paid on the Executive’s behalf under this Section 3(e) or elsewhere in this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder (“Section 409A”) shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

f. Vacations, Holidays or Temporary Leave: The Executive shall be entitled to take five (5) weeks of vacation per year, without loss or diminution of compensation, in accordance with the Company’s policies. Such vacation shall be taken at such time or times consistent with the needs of the Company’s business. The Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the Company’s policies as such policies may be amended from time to time or terminated in the Company’s sole discretion.

g. Car Allowance: During the period of the Executive’s employment by the Company, the Company shall pay to the Executive as a car allowance the gross amount of $800 per month. Any car allowance payment under this Section 3(g) will be paid no later than sixty (60) days following the end of the month in which the expense was incurred.

h. Double-Trigger Change in Control Payment. If there is a Change in Control following the Effective Date, and if within the two (2) months immediately preceding such Change in Control or within the twelve (12) months immediately following such Change in Control, the Executive’s employment hereunder is terminated by the Company Without Cause (pursuant to Paragraph 5(a)(iv) below) or by the Executive for Good Reason (pursuant to Paragraph 5(a)(v) below), the Executive shall be entitled to a lump-sum payment equal to (a) fifty-two (52) weeks’ base salary plus (b) the average annual bonus paid to the Executive under Section 3(c) hereof for the two (2) preceding fiscal years (or, if the Termination Date (as defined below) occurs before the second Bonus Payment Date hereunder, the actual bonus paid to the Executive for the preceding fiscal year), with any pro-rated bonus awarded for a partial fiscal year annualized for purposes of such calculation, provided that if the Termination Date occurs before the first Bonus Payment Date hereunder, the amount payable under this Section 3(h)(b) shall equal zero, minus such deductions as may be required by law or reasonably requested by the Executive (the “Double-Trigger Change in Control Payment”); provided, however, that no payment shall be made hereunder if the Executive’s employment is terminated for any reason other than Without Cause or by the Executive for Good Reason or if, in the sole judgment and discretion of the Company, the Executive fails to perform satisfactorily all assigned duties, including using his best efforts to facilitate such Change in Control. The Double-Trigger Change in Control Payment will be paid on the date that is sixty (60) days following the date the Executive’s employment terminates. The Executive acknowledges that the payments provided for in this Section 3(h) are in lieu of (and not in addition to) any other payments or benefits to which the Executive might otherwise be entitled in connection with a Change in Control, including, but not limited to, any stay bonuses, severance payments or termination benefits of any kind offered to employees in connection with a Change in Control, whether pursuant to a plan, arrangement, policy or otherwise; provided, however, that nothing herein shall effect the Executive’s right to payment pursuant to paragraph 6(c) of this agreement. The Executive’s receipt of the Double-Trigger Change in Control Payment will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company (together, the “Release”) that is effective within sixty (60) days following the Termination Date (as defined below) or such earlier time required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any right to the Double-Trigger Change in Control Payment. The Company shall use good faith efforts to obtain the Executive’s signature on the Release and to cause it to become effective by the Release Deadline. In no event will the Double-Trigger Change in Control Payment be paid until the Release becomes effective.

4. Non-Competition, Confidentiality, Discoveries and Works:

a. Non-Competition: During the period of the Executive’s employment at the Company and for twelve (12) months following the termination of the Executive’s employment for any reason, the Executive agrees not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company or any affiliate, or to assist any other person or entity to compete with the Company or any affiliate either:

(i) by producing, developing or marketing, or assisting others to produce, develop or market, or

(ii) by accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any entity which produces, develops or markets, a product, process, or service which is competitive with those products, processes, or services of the Company or any affiliate, whether existing or planned for in the future, on which the Executive has worked, or concerning which the Executive has in any manner acquired knowledge of or had access to Confidential Information (as defined in Section 4(e)(iii) below), provided, however, that it shall not be a violation of this Agreement for the Executive to seek and/or accept employment directly with a fully integrated pharmaceutical or biotech company (i.e. one that discovers, develops, manufactures, and promotes drugs) or to have beneficial ownership of less than one percent (1%) of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system.

b. Non-Solicitation: During the period of the Executive’s employment at the Company and for twelve (12) months following the termination of the Executive’s employment for any reason, the Executive agrees that the Executive will not, either on the Executive’s own behalf or on behalf of any other person or entity (other than for the benefit of the Company or any affiliate), directly or indirectly, (i) solicit any person or entity that is a customer of the Company or any affiliate, or has been a customer of the Company or any affiliate during the prior twelve (12) months, to purchase any products or services the Company or any affiliate provides or could provide to the customer, or (ii) interfere with any of Company’s or any affiliate’s business relationships.

c. No-Hire: During the period of the Executive’s employment at the Company and for twelve (12) months following the termination of the Executive’s employment for any reason, the Executive agrees that the Executive will not, either on the Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of or engagement by the Company any person who is then an employee or contractor of the Company or any affiliate or who was an employee or contractor of the Company or any affiliate within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave the Company or any affiliate.

d. Geographic Scope: The foregoing restrictions shall apply in the “Restricted Area” which means any geographic area where the Company or any of its affiliates conduct business, or are actively planning to conduct business, as of the date the Executive’s employment terminates.

e. Confidentiality:

(i) During the period of the Executive’s employment at the Company and for all time following the termination of the Executive’s employment for any reason, the Executive shall hold all Confidential Information of the Company in a fiduciary capacity and agrees not to take any action which would constitute or facilitate the Unauthorized use or disclosure of Confidential Information. The Executive further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information. The terms “Confidential Information” and “Unauthorized” shall have the meanings set forth Sections 4(e)(iii) and (iv) of this Agreement respectively.

(ii) Promptly upon termination of the Executive’s employment with the Company for any reason, the Executive agrees to deliver to the Company all property and materials within the Executive’s possession or control which belong to the Company or which contain Confidential Information.

(iii) As used in this Agreement, the term “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, owned, developed or possessed by the Company, its parents, subsidiaries or affiliates, their respective predecessors and successors, whether in tangible or intangible form, that is not generally known to the public. Confidential Information includes, but is not limited to, (a) financial information, (b) products, (c) product and service costs, prices, profits and sales, (d) new business ideas, (e) business strategies, (f) product and service plans, (g) marketing plans and studies, (h) forecasts, (i) budgets, (j) projections, (k) computer programs, (l) data bases and the documentation (and information contained therein), (m) computer access codes and similar information, (n) software ideas, (o) know-how, technologies, concepts and designs, (p) research projects and all information connected with research and development efforts, (q) records, (r) business relationships, methods and recommendations, (s) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (t) training manuals and similar materials used by the Company in conducting its business operations, (u) skills, responsibilities, compensation and personnel files of Company employees, directors and independent contractors, (v) competitive analyses, (w) contracts with other parties, and (x) other confidential or proprietary information that has not been made available to the general public by the Company’s senior management.

(iv) As used in this Agreement, the term “Unauthorized” shall mean: (a) in contravention of the Company’s policies or procedures; (b) otherwise inconsistent with the Company’s measures to protect its interests in the Confidential Information; (c) in contravention of any lawful instruction or directive, either written or oral, of a Company employee empowered to issue such instruction or directive; (d) in contravention of any duty existing under law or contract; or (e) to the detriment of the Company.

(v) In the event that the Executive is requested by any governmental or judicial authority to disclose any Confidential Information, the Executive shall give the Company prompt notice of such request (including, by giving the Company a copy of such request if it is in writing), such that the Company may seek a protective order or other appropriate relief, and in any such proceeding the Executive shall disclose only so much of the Confidential Information as is required to be disclosed.

f. Discoveries and Works: All discoveries and works made or conceived by the Executive during and in the course of his employment by the Company, jointly or with others, that relate to the Company’s activities shall be owned by the Company. The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including all educational and sales materials or other publications which relate to Company’s current business. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all discoveries and works. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Company to evidence or better assure title to such discoveries and works by the Company, assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his employment or thereafter, all applications or other endorsement’s necessary or appropriate to maintain patents and other rights for the Company and to protect its tide thereto. Any discoveries and works which, within six (6) months after the termination of the Executive’s employment hereunder, are made, disclosed, reduce to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with, and in his capacity as an Executive of, the Company shall, as between the Executive and the Company presumed to have been made during the Executive’s employment by the Company.

g. Representations, Warranties and Acknowledgements

(i) The Executive acknowledges that (a) the Company considers Confidential Information to be commercially and competitively valuable to the Company and critical to its success; (b) Unauthorized use or disclosure of Confidential Information would cause irreparable harm to the Company; and (c) by this Agreement, the Company is taking reasonable steps to protect its legitimate interests in its Confidential Information.

(ii) The Executive also acknowledges that businesses that are competitive with the Company include, but are not limited to, any business involving marketing, consulting to or contract sales, detailing and marketing support or any other marketing services for pharmaceutical or any other related health care or biotechnology companies, including competitive e-health businesses.

(iii) The Executive represents and warrants to the Company that he is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), that in any way conflicts with or limits the Executive’s ability to commence or continue to render services to the Company or that would otherwise limit the Executive’s ability to perform all responsibilities in accordance with the terms and subject to the conditions of the Executive’s employment.

(iv) The Executive consents and agrees that, during the Executive’s employment with Company and thereafter, the Company may review, audit, intercept, access and disclose all communications created, received or sent over the electronic mail and internet access system provided by Company with or without notice to the Executive and that such review, audit, interception, access, or disclosure may occur during or after working hours. The Executive further consents and agrees that the Company may, at any time, access and review the contents of all computers, computer disks, other data storage equipment, and devices, files, desks, drawers, closets, cabinets and work stations which are either on, Company’s premises or which are owned or provided by Company.

h. Remedies: In the event of breach or threatened breach by the Executive of any provision of Section 4 hereof, the Company shall, be entitled to obtain (i) temporary, preliminary and permanent injunctive relief, in each case without the posting of any bond or other security, (ii) damages and an equitable accounting of all earnings, profits and other benefits arising from such breach, or threatened breach, (iii) recovery of all attorney’s fees and costs incurred by the Company in obtaining such relief, (iv) repayment of any severance, change in control payments, or benefits paid to the Executive pursuant to this Agreement or any compensation or benefit plan or arrangement of the Company, and (v) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which Company may incur as a result of said breach or threatened breach. Pending arbitration pursuant to Section 7 of the Agreement, the Company shall be entitled to cease making any payments or providing any benefits to the Executive and to obtain temporary and preliminary injunctive relief as described in Section 4(h)(i) from a court of competent jurisdiction. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively, in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

i. Early Resolution Conference: This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should the Executive later challenge any provision as unclear, unenforceable, or inapplicable to any activity that the Executive intends to engage in, the Executive will first notify Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. The Executive will provide this notification at least fourteen (14) days before the Executive engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive the Executive’s right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if the Early Resolution Conference requirement, as set out in this Section 4(i), is complied with even if no agreement is reached in the conference.

5. Termination of Employment:

a. The Executive is an employee at-will, and either the Executive or the Company may terminate the employment relationship at any time for any reason with or without Cause (as defined below). The date upon which the termination of the Executive’s employment becomes effective pursuant to this Agreement shall be referred to herein as the “Termination Date.” The Termination Date shall be the date upon which any of the following events shall occur:

(i) the death of the Executive;

(ii) the Disability (as defined below) of the Executive;

(iii) the Company’s delivery of a written notice to the Executive of a termination of the Executive’s employment for Cause (as defined below);

(iv) the Company’s delivery of a written notice to the Executive of a Executive’s employment Without Cause (as defined below); or

(v) the Executive’s delivery of a written notice to the Company of a Executive’s employment for Good Reason (as delivered below); or

(vi) resignation by the Executive.

For purposes of this Agreement, the Executive’s employment will not be deemed to have automatically terminated upon a Change in Control (as defined below).

b. For purposes of this Agreement, the “Disability” of the Executive shall mean the Executive’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform substantially all of the duties and responsibilities of the Executive’s employment with or without reasonable accommodation, and which continues for a length of time that exceeds any period of leave to which the Executive is entitled and following which the Executive has a right to be restored to the same job or to an equivalent job under federal, state or local law.

c. For purposes of this Agreement, the term “Cause” shall mean the Executive’s (i) conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony; (ii) commission of any act of willful misconduct, gross negligence, fraud or dishonesty; (iii) violation of any term of this Agreement or any written policy of the Company; or (iv) inability to meet the performance objectives for his position.

d. For purposes of this Agreement, “Without Cause” shall mean for any reason(s) whatsoever (other than the reasons described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii) and 5(a)(iv) hereof).

e. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in the Executive’s duties; (ii) a material reduction in the Executive’s total compensation; (iii) the relocation of Executive’s primary location for providing services to the Company more than one hundred (100) miles from Executive’s then current primary location of providing services to the Company; or (iv) a material breach of the Agreement by the Company. Provided, however, that Executive will not resign for Good Reason without first providing written notice to the Company within ninety (90) days of the event Executive believes constitutes Good Reason, specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice, and terminating his employment for Good Reason within thirty (30) days following the expiration of the cure period if the Company fails to remedy the condition.

f. For purposes of this Agreement, a “Change in Control” means any change in the ownership of the capital stock of inVentiv Group Holdings, Inc. (“Holdings”) if, immediately after giving effect thereto, (i) any parson (or group of persons acting in concert) other than Thomas H. Lee Partners, L.P. and its related investment funds (the “Investors”) that hold shares of the Company’s common stock (“Stock”) will have the direct or indirect power to elect a majority of the members of the Board or (ii) the Investors shall own less than 25% of the Equivalent Shares.

g. For purposes of this Agreement, “Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Stock, such number of shares of Stock and (ii) as to any outstanding options, warrants or convertible securities, the maximum number of shares of Stock for which or into which such options, warrants or convertible securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

6. Payments Upon Termination of Employment.

a. Death or Disability. If the Executive’s employment hereunder is terminated due to the Executive’s death or Disability pursuant to Sections 5(a)(i) or (ii) hereof, the Company shall pay or provide to the Executive, the Executive’s designated beneficiary or to the Executive’s estate (i) all base salary pursuant to Section 3(a) hereof which has been earned but unpaid as of the Termination Date and any vacation time pursuant to Section 3(f) hereof which has been earned but unused as of the Termination Date, each of which shall be paid within thirty (30) days following the Termination Date; and (ii) any benefits to which the Executive may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof (including, but not limited to, life insurance and disability insurance) in which he is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date.

b. Termination for Cause or Resignation. If the Executive’s employment hereunder is terminated by the Company for Cause pursuant to Section 5(a)(iii) or due to the Executive’s resignation pursuant to Section 5(a)(vi), the Company shall pay or provide to the Executive (i) all base salary pursuant to Section 3(a) hereof which has been earned but unpaid as of the Termination Date and any vacation time pursuant to Section 3(f) hereof which has been earned but unused as of the Termination Date, each of which shall be paid within thirty (30) days following the Termination Date; and (ii) any benefits to which the Executive may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof in which he is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date.

c. Termination Without Cause or for Good Reason. If the Executive’s employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(iv) or by the Executive for Good Reason pursuant to Section 5(a)(v), subject to the terms and conditions of this Agreement, including Sections 6(d) and 6(e) below, the Company shall (i) pay the Executive a lump-sum severance payment equal to fifty-two (52) weeks’ base salary, minus such deductions as may be required by law or reasonably requested by the Executive, on the date which is sixty (60) days following the Termination Date and (ii) for a period of fifty-two (52) weeks following the Termination Date, provide for medical and dental continuation coverage for the Executive, his spouse, and eligible dependents, on the terms set forth below ((i) and (ii) together are hereinafter ‘‘Severance”). If the Executive is enrolled in the Company’s medical and dental plans on the Termination Date, he may elect to continue his participation and that of his spouse and eligible dependents in those plans for a period of time under the federal law commonly known as “COBRA”. If the Executive elects coverage under COBRA by signing and returning the COBRA election form provided by the Company no later than the date he is required to sign and return the Release, then, for a period of fifty-two (52) weeks following the Termination Date, provided he remains eligible for coverage under COBRA and the Company’s medical and dental plans, the Executive will pay the full monthly premium cost under Section 4980 of the Code, and the Company shall pay the Executive a cash amount equal, on an after-tax basis, to the Company’s portion of the premium cost of the Executive’s coverage and that of his spouse and eligible dependents under those plans as of the Termination Date. The Company shall make such payments to the Executive on the first business day of each month, commencing with the month immediately following the Termination Date, provided that the first two payments shall be made on the sixtieth (60) calendar day after the Termination Date. The Company shall have no further obligation to make such payments to the Executive after the earlier of (x) the month following the date that the Executive (or, where applicable, his spouse and eligible dependents) cease to participate in the Company medical and dental plans or otherwise elect not to continue the applicable medical or dental coverages described in this Section 6(c) and (y) the date that is fifty-two (52) weeks following the Termination Date. The Executive shall keep the Company informed on whether or not the Executive has obtained new employment and upon request shall provide documentation to the Company regarding the Executive’s employment status during the period in which the Executive receives Severance from the Company. In addition, the Company shall pay or provide to the Executive (A) all base salary pursuant to Section 3(a) hereof which has been earned but unpaid as of the Termination Date and any vacation time pursuant to Section 3(f) hereof which has been earned but unused as of the Termination Date, each of which shall be paid within thirty (30) days following the date of termination of employment; and (B) any benefits to which the Executive may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof in which he is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date.

d. Release and Timing of Payments. The Executive’s receipt and the Company’s payment of any Severance pursuant to this Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company (together, the “Release”) that is effective within sixty (60) days following the Termination Date or such earlier time required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to Severance under this Agreement. The Company shall use good faith efforts to obtain the Executive’s signature on the Release and to cause it to become effective by the Release Deadline. In no event will Severance be paid until the Release becomes effective. In the event Executive’s termination of employment occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any Severance payments under this Agreement that would be considered Deferred Payments (as defined in Section 6(e) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or, if later, the latest of (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment, or (iii) the time required by Section 6(e).

e. Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance that would otherwise be payable to or on behalf of Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance that would otherwise be payable to or on behalf of Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment, then, if required, the Deferred Payments, which are otherwise due to Executive on or within the six (6) month period following Executive’s Termination Date will accrue, to the extent required, during such six (6) month period and will become payable in a lump-sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of this Agreement. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(iv) The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, provided that (i) the Company will not be required to take any such steps that impose any material additional costs on the Company and shall not take any such steps that impose any material additional costs on the Executive (unless the Executive otherwise consents thereto) and (ii) the Company will not be liable for the imposition of any tax or penalty pursuant to Section 409A.

f. No Other Payments. Except as provided in this Section 6, the Executive shall not be entitled to receive any other payments or benefits from the Company due to the termination of the Executive’s employment, including but not limited to, any employee benefits under any of the Company’s employee benefits plans or arrangements (other than at the Executive’s expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the written terms of any pension benefit plan in which the Executive is a participant in which the Company may have in effect from time to time) or any severance benefits.

g. Golden Parachute Tax Provisions.

(i) The Company and the Executive shall use customary, reasonable and good faith efforts to avoid all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or an affiliate, constituting an “excess parachute payment” within the meaning of Section 280G of the Code, including by seeking an effective shareholder vote.

(ii) If, notwithstanding paragraph 6(g), all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, except to the extent the Executive shall have waived all or any portion of the following in connection with a shareholder vote described in Section 280G of the Code, the Executive shall be entitled to receive (A) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amount otherwise payable hereunder (without regard to clause (A)) reduced by all taxes applicable thereto (as reasonably determined by the Company but including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto (as reasonably determined by the Company), the amount otherwise payable hereunder.

7. Arbitration.

a. Any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any such controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution (including by exhaustion of all grievance or claims procedures made available by the Company or any employee benefit plan of the Company) shall be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules, as such rules may be amended from time to time, and at its office nearest to the Company’s place of business where the Executive works or to which the Executive reports. The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Any arbitration under this Agreement shall be governed by and subject to the confidentiality restrictions set forth in Section 4(e) of this Agreement. The Executive acknowledges reading, prior to the signing of this agreement, the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, which are available via the internet at http://www.adr.org. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company for temporary or preliminary relief with respect to Section 4 of this Agreement need not be resolved in arbitration and may be resolved in accordance with Section 4(h) of this Agreement.

b. The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except claims by the Company for temporary or preliminary injunctive relief pursuant to Section 4 as set forth above), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and all similar state laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal resolve such claims.

8. Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all compensation payable under this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld under applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive’s coverage by and participation in applicable employee benefit plans, policies or arrangements.

9. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements between the Executive and the Company and its affiliates. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

11. Governing Law. Because the Company is incorporated in the state of Delaware, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law rules of any state or where the Executive is in fact required to work.

12. Jurisdiction. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement that is not subject to arbitration pursuant to Section 7 of this Agreement shall be instituted in a New Jersey federal or state court in the County of Somerset and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

13. Assignability. The obligations of the Executive may not be delegated and, except as expressly provided in Section 6(a) relating to the designation of beneficiaries, the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean (with respect to the Company or any of its subsidiaries) any other corporation or other business entity, which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company. Any assignment by the Company of its rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement.

14. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

15. Notices. All notices to the Executive hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

Joseph Massaro

36 Village Road

Unit 601

Middleton, MA 01949

All notices to the Company hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

inVentiv Health, Inc.

200 Cottontail Lane

Somerset, NJ 08873

Attention: Executive Director, Human Resources

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.

16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

18. Voluntary Agreement. The Executive acknowledges that before entering into this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of his choice, and that this Section 18 of this Agreement constitutes advice from the Company to do so if he chooses. The Executive further acknowledges that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that he has read this Agreement and understands all of its terms, including the waiver of the right to have all disputes with and claims against the Company decided in a judicial forum set forth in Section 7.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

INVENTIV HEALTH, INC.

By:	/s/ R. Blane Walter
R. Blane Walter
Chief Executive Officer

EXECUTIVE

/s/ Joseph Massaro
Joseph Massaro